                             CERTIFICATE OF AMENDMENT OF

                                        TO THE

                    AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                          OF

                               HAWKER PACIFIC AEROSPACE


     Scott W. Hartman and Daniel Lubeck certify that:


     I. They are the duly appointed and acting Chairman of the Board and Secretary, respectively, of Hawker Pacific Aerospace, a California corporation (the "Corporation").


     II. Articles III., Paragraphs B and C of the Amended and Restated Articles of Incorporation of the Corporation are hereby amended to read in their entirety as follows:


     "B. Each share of Common Stock outstanding as of the date of filing of this Amendment to the Amended and Restated Articles of Incorporation shall automatically and without further action be split into .9907406 outstanding shares of Common Stock.


     C. The corporation currently has one series of Preferred Stock outstanding entitled "Series A Preferred Stock," of which 400 shares are issued and outstanding. The Series A Preferred Stock shall be nonvoting, shall have no mandatory redemption provision, and have a liquidation preference in any bankruptcy proceeding, as defined in California Corporation Code Section
     172. All shares of Series A Preferred Stock issued and outstanding shall, upon the closing of a bona fide underwritten public offering of Common Stock of the corporation registered under the Securities Act of 1933, as amended, automatically and without further action be converted into an aggregate of 250,000 outstanding shares of Common Stock."


                                      1.

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     III. The amendments herein set forth have been duly approved by the Board of Directors.


     IV. The amendments herein set forth have been duly approved by the required vote of the shareholders in accordance with Sections 902 and 903 of the California Corporations Code. The Corporation has 3,000,000 shares of Common Stock and 400 shares of Series A Preferred Stock outstanding. The number of shares voting in favor of the amendments equaled or exceeded the vote required. The percentage vote required was a majority of the voting power of the outstanding shares of Common Stock and a majority of the voting power of the outstanding shares of Preferred Stock.


                     (Remainder of page left blank intentionally)


                                      2.

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     We further declare under penalty of perjury under the laws of the State of
California that the matters set forth in this certificate are true and correct of our own knowledge.


Dated:  January 28, 1998


                                                  /s/ SCOTT W. HARTMAN
                                                  ------------------------
                                                  Scott W. Hartman,
                                                  Chairman of the Board


                                      3.

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     We further declare under penalty of perjury under the laws of the State of
California that the matters set forth in this certificate are true and correct of our own knowledge.


Dated:  January 28, 1998


                                                  /s/ DANIEL LUBECK
                                                  ------------------------
                                                  Daniel Lubeck
                                                  Secretary

                                      4.